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             LIONS GATE ENTERTAINMENT CORP. RAISES US$60 MILLION IN
                 GROSS PROCEEDS THROUGH THE PRIVATE PLACEMENT OF
                      CONVERTIBLE SENIOR SUBORDINATED NOTES


VANCOUVER, BC, and MARINA DEL REY, CA, December 4, 2003 -- Lions Gate Entertainment Corp. (AMEX and TSX: LGF) ("Lions Gate") today announced that it raised US$50 million in gross proceeds through a private placement of 4.875% convertible senior subordinated notes due 2010 of its subsidiary Lions Gate Entertainment Inc. The placement agents have also exercised their option to place an additional US$10,000,000 aggregate principal amount of notes. The option closing is scheduled for December 8, 2003.

The notes are convertible into Lions Gate's common shares at a conversion ratio of 185.0944 shares per US$1,000 principal amount of notes and contain certain redemption and repurchase rights. Lions Gate is guaranteeing the notes.

Lions Gate may use a portion of the net proceeds of the private placement to finance a portion of the purchase price of Artisan Entertainment, and if the Artisan acquisition does not occur and notes remain outstanding after a special repurchase or redemption, may be used for repayment of existing indebtedness and for general corporate purposes. If the Artisan acquisition does occur, Lions Gate may use a portion of the net proceeds to repurchase outstanding common shares and preferred shares.

In connection with the placement, no financial, operating or other confidential information about Artisan Entertainment, or a combined Lions Gate and Artisan Entertainment company, was provided to either the placement agents for Lions Gate or to the investors who acquired the notes. Lions Gate is not offering holders of the notes any rescission rights based upon its public disclosure of this information.

Neither the convertible notes nor the shares issuable upon conversion have been registered under the Securities Act of 1933, as amended, or any state securities laws or qualified under any Canadian securities laws and, until so registered or qualified as applicable, may not be offered or sold in the United States or any state or Canada absent registration or an applicable exemption from registration and prospectus requirements as applicable. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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                             www.lionsgatefilms.com

AMEX AND TSX: LGF


This press release contains "forward-looking statements" within the meaning of the U.S. federal securities laws. The forward-looking statements in this press release involve risks and uncertainties that could cause actual results to differ from those expressed in or implied by the statements herein. The potential risks and uncertainties include risk factors set forth in Lions Gate's public filings with the Securities and Exchange Commission. Lions Gate undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

For further information, contact:

Peter D. Wilkes
310-314-9515
pwilkes@lgecorp.com